UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 5, 2013

REGADO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35953	03-0422069
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Mountain Boulevard, Basking Ridge, New Jersey	07920
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 580-2100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 5, 2013, Regado Biosciences, Inc. (the “Company”) appointed Michael A. Metzger as president and chief operating officer effective immediately. Following Mr. Metzger’s appointment as president and chief operating officer, David J. Mazzo, Ph.D. will continue to serve as chief executive officer and a member of the Company’s board of directors.

Prior to joining us, from April 2011 to November 2013, Mr. Metzger was executive vice president and chief operating officer at Mersana Therapeutics, Inc., a privately-held biopharmaceutical company. Prior to Mersana, from September 2006 to March 2011, Mr. Metzger held senior positions within business development and led mergers and acquisitions at Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer. Prior to Forest, from 2001 to 2006, Mr. Metzger served as vice president of corporate development at Onconova Therapeutics, Inc. (NASDAQ: ONTX), a biopharmaceutical company focused in oncology. Prior to Onconova, Mr. Metzger was managing director at MESA Partners, a venture capital firm, from 1997 to 2001. Mr. Metzger served as a member on the board of directors of Response Genetics, Inc. (NASDAQ: RGDX), a commercial stage company developing molecular diagnostic tests for oncology, from December 2010 to November 2013. In addition, Mr. Metzger has served as a director of various life sciences companies. Mr. Metzger holds a B.A. from George Washington University and an M.B.A. from the New York University Stern School of Business.

In connection with Mr. Metzger’s appointment as president and chief operating officer, the Company and Mr. Metzger entered into an employment agreement dated as of December 5, 2013. The employment agreement provides for, among other things: (i) an initial annual base salary of $405,000, (ii) a sign-on bonus of $150,000 payable in two equal installments, the initial installment of $75,000 is payable immediately and the second installment is payable at the time 2013 performance bonuses are paid to Company employees, (iii) eligibility for an annual target cash bonus of up to 40% of annual base salary, based on the achievement of certain individual and corporate as established by the board of directors or compensation committee for each year, but, if certain corporate objectives specified in the employment agreement are achieved in 2014 or 2015, his annual bonus for the year in which those objectives are achieved will be 100% of his annual base salary, (iv) reimbursement of reasonable expenses for travel between his place of residence in New York and our office in Basking Ridge, New Jersey and for lodging in the Basking Ridge area, of up to $25,000 per year, (v) in the event Mr. Metzger resigns “for good reason” within the first twelve months of his employment or we terminate Mr. Metzger’s employment “without cause,” payments equal to the sum of 12 months of base salary and the target annual bonus payable bimonthly in accordance with customary payroll practices and continuation of health insurance benefits for 12 months, and (vi) in the event we terminate Mr. Metzger’s employment “without cause” within 12 months following a change in control or Mr. Metzger resigns “for good reason” within 12 months following a change in control, payments equal to the sum of 12 months of base salary and the target annual bonus payable bimonthly in accordance with customary payroll practices and continuation of health insurance benefits for 12 months. Subject to the approval of the Company’s compensation committee at its next meeting, Mr. Metzger will receive initial option grants for an aggregate of 2.25% of the Company’s common stock outstanding, calculated on a fully-diluted basis, consisting of: an option grant representing 0.4375% of the Company’s common stock outstanding, calculated on a fully-diluted basis, which shall vest immediately on the date of grant; an option grant representing 1.3125% of the Company’s common stock outstanding, calculated on a fully-diluted basis, which shall vest in 36 equal monthly installments; and an option grant representing 0.5% of the Company’s common stock outstanding, calculated on a fully-diluted basis, which shall vest upon the achievement of certain performance milestones. The employment agreement further provides that Mr. Metzger may serve on the board of directors of one other company during his first year of employment and up to two other companies in future years so long as such service does not interfere with his duties to us and such other companies are not competitors of ours.

The foregoing description of the Employment Agreement is intended to be a summary and is qualified in its entirety by reference to such document, which is attached as Exhibit 10.1 and is incorporated by reference herein.

A copy of the Company’s press release announcing the new appointment is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1 —	Employment Agreement by and between Regado Biosciences, Inc. and Michael A. Metzger, dated December 5, 2013.

Exhibit 99.1 —	Press release, dated December 9, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGADO BIOSCIENCES, INC.

By:	/s/ David J. Mazzo, Ph.D.
Name:	David J. Mazzo, Ph.D.
Title:	Chief Executive Officer

Date: December 9, 2013